Exhibit 10.4

COGENT BIOSCIENCES, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: FEBRUARY 9, 2018

EFFECTIVE: MARCH 28, 2018

AMENDED AND RESTATED: JANUARY 1, 2022

The purpose of this Non-Employee Director Compensation Policy of Cogent Biosciences, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:	$30,000
Additional Retainers for Committee Membership:
Audit Committee Chair:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chair:	$11,000
Compensation Committee member:	$5,500
Nominating and Corporate Governance Committee Chair:	$8,000
Nominating and Corporate Governance Committee member:	$4,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Each non-employee director may elect to receive all or a portion of her or his cash compensation in the form of an equity award of (a) unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such compensation or (b) stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election shall be made (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board of Directors. Any such stock options shall be vested upon grant and shall expire ten years from the date of grant.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of 61,400 shares to each new non-employee director upon his or her election to the Board of Directors, which shall vest ratably monthly, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. Unless otherwise determined by the Board of Directors, the Annual Award shall be in the form of a stock option. If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant, which shall be the effective date of the appointment of the new director (or, if such date is not a trading day, the next trading day).

Annual Award: On each date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each continuing non-employee member of the Board of Directors, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of 30,700 shares, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Unless otherwise determined by the Board of Directors, the Annual Award shall be in the form of a stock option. If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant, which shall be the date of the Annual Meeting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.